Exhibit 10.37
January 12, 2005
Moshe Gavrielov
1900 Webster St.
Palo Alto, CA 94301
Dear Moshe:
We are very pleased to offer you employment in the position of Executive Vice President and General Manager, Verification Division, with Cadence Design Systems, Inc. (“Cadence”), following the completion of the merger of Verisity Ltd., an Israeli corporation (the “Company”), with a wholly-owned subsidiary (“Scioto River Ltd.”) of Cadence (the “Transaction”). In this position, your responsibilities will be to manage the entire Verification Division of Cadence and you will report directly to the Chief Executive Officer of Cadence. This letter agreement (the “Agreement”) sets forth the terms of our offer of employment to you as well as other related matters for your approval and signature. This offer will become effective upon consummation of the Transaction (the “Effective Time”) and is conditioned upon consummation of the Transaction and upon your successfully passing the Cadence background verification check. However, should the merger agreement among Cadence, Scioto River Ltd. and the Company (the “Merger Agreement”) be terminated for any reason, this Agreement shall immediately and automatically terminate and be of no further force or effect.
     1. Your annualized base salary as a full-time employee will be $400,000 per year, paid semi-monthly in accordance with Cadence’s normal payroll practices. Payments of salary and other compensation will be subject to customary tax and other withholding.
     2. Even though your employment with Cadence will start after the beginning of the measurement period under Cadence’s Key Contributor Incentive Plan (the “Plan”), you will be eligible to participate in the Plan for an annualized bonus targeted at 75% of your annual base salary in accordance with the terms of the Plan, in lieu of participating in the Company bonus plan. Regardless of the actual date of the Effective Time, you will receive credit for your participation in the Plan as of January 1, 2005. Actual payment is based on company performance and your individual achievements, as well as your continued employment by Cadence through the applicable payout date.
     3. In addition, within 20 days after the Effective Time, Cadence will pay you $100,000 (the “Signing Bonus”); provided, however, that if your employment with Cadence is terminated for “cause” (as defined below) or you resign for reasons other than “good reason” (as defined below) prior to the first anniversary of the Effective Time, the entire Signing Bonus shall be repaid by you to Cadence on your termination date. Payment of the Signing Bonus will be subject to customary tax and other withholding. You hereby agree that any amount due Cadence with respect to the Signing Bonus may be offset and deducted in full against any amount due you, including any amount that would otherwise be paid to you in your final paycheck, whether with respect to salary, benefits or otherwise.
     4. Please note that, upon consummation of the Transaction, (i) your options to acquire Company ordinary shares (the “Options”) will automatically be converted into options for Cadence common stock and, subject to the existing terms and conditions of the plans under which the Options were granted and the related option agreements, the Options will continue to vest in accordance with their terms, as long as you are employed by Cadence or any of its subsidiaries, and (ii) the Merger Consideration (as defined in the Merger Agreement) you receive in exchange for your shares of restricted Company ordinary shares, if any, pursuant to the Merger Agreement will be subject to restrictions similar to the restrictions currently affecting your restricted Company ordinary shares prior to the Effective Time, in each case in the manner described in the Merger Agreement. In addition, you will be granted a nonqualified stock option for 300,000 shares of Cadence common stock, which will be granted by the Compensation Committee shortly after the Effective Time, at the average of the high and low market price of Cadence common stock on the date of grant. This option will vest as to 25% of the shares on the first anniversary of the Effective Time and as to 1/48th of the shares monthly thereafter on the last day of each month during your employment. You will also be granted 100,000 shares of Cadence restricted stock, which will be granted by the Compensation Committee shortly after the Effective Time and will vest as to 25% of the shares on each of the first four (4) anniversaries of the Effective Time.
     5. While you are a full-time Cadence employee, you will receive benefits comparable in the aggregate to the health and other benefits that are generally available to the rest of Cadence’s full-time U.S.-based employees (provided, of course, you meet the standard eligibility requirements for such benefits). You will receive full credit for service as an employee of the Company for eligibility and/or vesting purposes, subject to applicable law and the terms and conditions of Cadence’s benefit plans. In addition, you hereby acknowledge and agree that you shall receive a lump sum payout within 45 days after the Effective Time, as a result of the Merger, with respect to any accrued and unpaid vacation hours to which you are entitled to under the Company’s vacation policy as of the Effective Time. As an executive of Cadence, you may take personal time off at your discretion, with your manager’s approval. Thus, you will not accrue vacation, and you will have flexibility with respect to taking time off from work. The cash and other benefits payable under this Agreement are intended to constitute reasonable compensation for the services you render to Cadence after the Effective Time.
     6. As part of this offer of employment, Cadence agrees that, should your employment with Cadence (or one of its subsidiaries) be terminated without “cause” (as defined below) or due to death or disability, or you resign for “good reason” (as defined below), at any time during the three (3) years following the Effective Time (the “Term”), then, subject to your signing Cadence’s standard release agreement and in lieu of your receiving any other severance or termination benefits of any sort from Cadence, Cadence will provide you with (i) a one-time lump sum payment on or about the effective date of your termination (the “Termination Date”), but in no event later than ten (10) days after the effective date of the release agreement, in an amount equal to the aggregate of (A) any base salary (without bonus) earned but unpaid during the year which includes the Termination Date, (B) your base salary (at the rate in effect on the Termination Date, without bonus) that you would have earned from the day following the Termination Date until the earlier of (1) the last day of the Term or (2) the date that is one year after the Termination Date, and (C) one year’s target bonus (at the rate in effect on the Termination Date); unless there is less than one year remaining in the Term after the Termination Date, in which case the amount to be paid under this clause (C) shall be prorated (i.e., if there are nine months left in the Term after the Termination Date, the amount to be paid under this clause (C) shall be 9/12th of one year’s target bonus in effect on the Termination Date), (ii) continuation of your health benefits for the lesser of 12 months and the remainder of the Term, and (iii) immediate vesting of all Options granted to you prior to the date of this Agreement that are converted into options to purchase Cadence common stock upon the consummation of the Transaction which remain unvested on the Termination Date, and (iv) immediate vesting of any options to purchase shares of Cadence common stock and shares of Cadence restricted stock granted to you from and after the date of this Agreement which remain unvested on the Termination Date and which would have vested over the 12-month period beginning on the Termination Date. Cadence will withhold from all such payments taxes and any other amounts required by law. All employee benefits, other than those described above, will terminate on the Termination Date regardless of the reason for your termination of employment.
If you resign without “good reason” (as defined below) or you are terminated for “cause” (as defined below), or if you become a consultant to Cadence during the Term, Cadence will have no obligation to provide you with compensation or benefits other than earned but unpaid wages (including accrued but unused vacation, if any). If you are terminated after the end of the Term, Cadence will have no obligation to pay you any salary (other than earned wages, including, without limitation, accrued but unused vacation, if any), benefits or severance upon your termination of employment.
As discussed more fully below, your employment relationship with Cadence will be “at will” and may be terminated by either you or Cadence during the Term or thereafter, for any reason, with or without cause or notice.
You shall be considered to have been terminated with “cause” if your employment with Cadence (or any of its subsidiaries) is terminated for any of the following reasons: (A) an act of dishonesty, fraud, theft or material misappropriation of Cadence property taken in connection with your responsibilities as an employee, (B) your commission of, or plea of nolo contendere to, a felony, or your commission of an act of moral turpitude, (C) your willful insubordination or willful refusal to follow the lawful directives of the Board of Directors, officers or executives of Cadence, (D) your violation of the non-disclosure, non-competition or proprietary information and inventions agreement between you and Cadence, (E) your gross negligence or willful misconduct in the performance of your duties as an employee of Cadence, (F) your violation of Cadence’s Code of Business Conduct, as such code may be revised from time to time, (G) your engagement in conduct that is injurious, whether directly or indirectly, to Cadence or any of its affiliates, or (H) your material failure to perform your assigned duties as determined by the Chief Executive Officer of Cadence in good faith, and, where such failure is curable, if such failure is not cured within fifteen (15) days following receipt of written notice thereof from Cadence.
You shall be considered to have resigned with “good reason” if you resign within thirty (30) days following and as a result of (i) a relocation of your employment by more than thirty (30) miles, (ii) a reduction in your base salary set forth in Section 1 above of more than 10% which is not in connection with such reductions for all those similarly situated employees, (iii) you no longer report to the Chief Executive Officer of Cadence, or (iv) a change in your title or a material adverse change in your responsibilities or duties, in each case only if such relocation, reduction or change is effected by Cadence or any of its existing or future affiliates without your written consent.
     7. This Agreement supersedes (i) any written or oral employment agreements between you and the Company or any of its affiliates (the “Employment Agreements”) and (ii) any and all provisions relating to acceleration of vesting of any capital stock (including, without limitation, shares of restricted Company ordinary shares converted into the Merger Consideration (as defined in the Merger Agreement) in connection with the Transaction) or options to purchase ordinary shares of the Company (including, without limitation, Company options granted after the date of this Agreement) and any stock option agreement or restricted stock purchase agreement related thereto or any other agreement or plan, that are triggered solely by the consummation of the Transaction (collectively, the “Acceleration Provisions”), and, upon your acceptance of this offer of employment, the Employment Agreements and the Acceleration Provisions shall be null and void; provided, however, that this Agreement does not affect your pre-existing obligations under any employment agreement or confidential information and invention assignment agreement you executed with the Company or any of its affiliates, any vested rights you may have under the Company’s benefit plans or any indemnification rights you may have pursuant to Section 4.10 of the Merger Agreement. This Agreement contains Cadence’s entire understanding of the subject matter hereof with you, and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof.
     8. While employed by Cadence, you shall not engage in any activity in competition with the businesses of Cadence or any existing or future affiliate of Cadence at such time.
     9. Cadence is an at-will employer. You are not being promised any particular term of employment. The employment relationship may be terminated by either you or Cadence at any time, with or without cause, and with or without notice. No one at Cadence is empowered, unless specifically authorized in writing by the VP overseeing Human Resources, to make any promise, express or implied, that employment is for any minimum or fixed term or that cause is required for the termination of the employment relationship.
     10. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, faxed, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the address of Cadence (for Cadence) and as set forth below at the signature line (for you) or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.
     11. From time to time, at Cadence’s request and without further consideration, you shall execute and deliver such additional documents and take all such further action as reasonably requested by Cadence to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

     12. You must sign an Employee Proprietary Information and Inventions Agreement, a copy of which is attached for your signature. In addition, Cadence has a policy prohibiting your disclosure, to anyone within Cadence, of any confidential and/or proprietary information pertaining to your former employers or any entity with whom you have a non-disclosure agreement. Accordingly, please do not use or disclose to Cadence any proprietary information belonging to your former employers or any other person or company with which you have signed such an agreement.
     13. In accordance with the Immigration Reform and Control Act of 1986, you must be a U.S. citizen, or have authorization to work in the United States. In either case, verification of your right to work is required within 72 hours after commencement of your employment with Cadence.
     14. (a) This Agreement shall be construed in accordance with the laws of the State of California. Each of the parties expressly agrees that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between you and Cadence shall be determined exclusively by final and binding arbitration before a single JAMS arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning your employment by Cadence or its termination of this Agreement, whether arising under theories of liability or damages based on contract, tort or statute, to the extent permitted by law. Such claims include, without limitation, statutory claims for employment discrimination based on race, color, national origin, sex, religion, disability, age, harassment of any type, and other statutory or constitutional claims for employment discrimination, including claims arising under Title VII of the Civil Rights Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and/or any applicable California state statutes; claims for wrongful termination including employment termination in violation of public policy; and claims for personal injury including, without limitation, defamation, fraud, and infliction of emotional distress. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims including, without limitation, those identified in this Section 14. This Section does not purport to limit either party’s ability to recover any remedies provided for by statute, including attorneys’ fees. You understand that nothing in this Section 14 should be construed to preclude you from filing a charge with a state, federal or local administrative agency.
       (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or Federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that both parties will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.
       (c) Cadence shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs), except that if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys’ fee (with or without expert fees) as part of the costs, then the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.

       (d) The parties agree, however, that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach of any provision of the Employee Proprietary Information and Inventions Agreement. In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting violation of any provision of the Employee Proprietary Information and Inventions Agreement and requiring you to comply with the terms of those agreements.
       (e) For the avoidance of doubt, neither this Section 14 nor any other provision of this Agreement shall be deemed to apply to or to modify the Noncompetition Agreement between you and Cadence.
     15. If any provision of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

     We are excited about the potential represented by the Transaction and we are pleased you will be joining us as a key part of the new team.

Sincerely, CADENCE DESIGN SYSTEMS, INC.
By:	/s/ Tim Burch
	Name:	Tim Burch
	Title:	Senior Vice President of Human Resources and Organizational Development
Cadence Design Systems, Inc. 2655 Seely Avenue San Jose, CA 95134

Acknowledged and agreed:

/s/ Moshe Gavrielov
Moshe Gavrielov
Address:

Date: January 12, 2005
Enclosures